Exhibit 3.4

FREE TRANSLATION

RESTATED BYLAWS

“YAMANA CHILE RENTISTA DE CAPITALES MOBILIARIOS LIMITADA”

(up to September 11, 2014)

Article First: The Company´s name shall be “Yamana Chile Rentista de Capitales Mobiliarios Limitada” being able to use the expression “Yamana Chile Rentista de Capitales Mobiliarios Ltda.” for commercial, advertising and other purposes.

Article Second:  The domicile of the Company is the city of Santiago.  However, the Company will be able to open agencies, branches or offices in any other part of the country or abroad.

Article Third:   The exclusive purpose of the Company shall be to obtain income from mobile capitals consisting of interests, pensions or any other products arising out of the ownership, possession or mere temporary possession title (título precario) of any kind of mobile capitals, whatever their names are, including incomes coming out of divididends and other benefits arising out of the ownership, possession or holding of shares of foreign corporations under any title.

Article Fourth:  The duration of the Company shall be 20 years as from this date, and it may be extended automatically for successive periods of 5 years, unless one of the partners, at least six months in advance to the expiration of the original term or the applicable renewal, expresses its desire of not extending it by means of a declaration made by public deed noted in the margin of the registration of the Company´s excerpt, in the Registry of Commerce of the relevant Real Estate Registry.

Title II

Capital and Liabilities

Article Fifth:  The capital of the Company is the sum of US$ 177,026,499 which the partners have paid and contributed to the Company as follows: i) Yamana Argentina Holdings B.V. with the sum of US$177,025.499 equivalent to 99,9994% of the Company´s capital: and ii) Yamana International Holdings Coὅperatie U.A. with the sum of US$1,000 equivalent to 0,0006% of the Company´s capital.

Article Sixth:  The liability of the partners is limited to the amount of their relevant contributions.

Title III

Management

Article Seventh: The use of the Company name and the Company´ s management shall correspond to the partner Yamana Argentina Holdings B.V., who shall act for this purpose through one or more delegates, who may act separately. The appointment and removal of the delegates shall be made by means of a declaration made by public deed or private instrument authorized by notary public, noted on the margin of the Company´s registration in the Registry of Commerce, moment from which the delegation shall be effective vis a vis third parties. Notwithstanding the appointment of one or more delegates, Yamana Argentina Holdings B.V. may always act as administrator and representative of the Company, through its own representatives or attorneys.

Unless it is expressly restricted in the appointment deed, the administrator as well as its delegate(s), shall have full authority of administration and disposal to carry out, on behalf of the Company, any matter, business, transaction, appearance, lawsuit, act and enter into any contract which relates or not with the Company´ s purpose, circumstance which shall not be evidenced vis a vis third parties.

As an example, it is left on record that the managing powers include, among others, the following:

a) To appoint and remove the Company´s General Manager and the other workers of the Company; to set and amend the workers payroll, their remunerations and duties;

b) To agree and amend the general regulations that will govern the Company´s operations and to issue and amend its internal regulations;

c) To execute the acts and agreements related to the development of the business included in the Company´s purpose.

d) To purchase and acquire under any title personal property, whether tangible or intangible, to sell them or dispose of them under any title and to encumber them with easements or pledges of any kind;

e) To enter into rental, services, construction, transportation, freight, employment, insurance and any other type of contracts; to amend such contracts and terminate them in any manner;

f) To collect and receive any amounts owed to the Company and to grant receipts, cancellations and releases;

g) To obtain loans with or without interests as mutuum, promissory notes, advances against approval, overdraws, credit in current account or in any other manner; place and withdraw deposits of money, goods, or sight and term securities; open, close and manage bank or commercial checking accounts, learn about their transactions, approve their balances, obtain checkbooks, draw and overdraw on such accounts; draw, accept, reaccept, revalidate, endorse, discount and object checks, bills of exchange, promissory notes and other commercial documents; place and cancel bank guarantees (boletas de garantía), withdraw securities held in deposit and lease safety boxes;

h) To enter into foreign exchange transactions with the following powers: authorize charges in bank accounts for foreign exchange operations, request the drawing of checks and other documents in foreign currency, buy and sell currency in the formal and informal exchange market, and in general, to carry out foreign exchange transactions which relate directly or indirectly with the Company´ s purpose;

i) Represent the Company before any authority or entity of any kind either administrative, municipal, tax, labor, social security, Treasury, Central Bank of Chile, and any other, either inside or outside the country, and to submit to them any kind of requests, to provide information and exercise all the rights it is entitled to;

j) To represent the Company in and out of courts with the powers set forth in both paragraphs of Article 7 of the Civil Procedure Code, especially with the power to waive the legal action filed in lower courts, to accept the legal action filed by the other party; to answer interrogatories; to waive remedies or deadlines fixed by law; to reach settlements and commitments; grant arbitrators powers to act as mixed arbitrators (árbitro arbitrador); to approve agreements and to collect;

k) To form civil or commercial companies of any nature, associations, joint ventures, or any type of associations, and to amend, dissolve and terminate those companies it is a party to; to represent the Company in shareholders or partners meetings; make contributions to other companies, incorporated in Chile or abroad, against future capital increases; make irrevocable contributions to foreign corporations against future issuances of shares, establishing the characteristics and amounts of the contributions, such as the terms and conditions for their capitalization; appraise contributions other than money to the Company;

l) Make the Company become suretor, guarantor (aval) or jointly and severally co-debtor; and

l) To grant general and special powers of attorney and to delegate its powers partially.

Article Eight:   The Company may contract with any of the partners.

Title IV

Balance Sheet and Distribution of Profits

Article Ninth: Unless the partners agree otherwise, the profits and losses resulting from each Company´ s fiscal year, being the latter limited to the amounts contributed by the partners, shall belong to the partners pro rata to their contributions. The Company shall not maintain any kind of accounting, notwithstanding the ancillary books or other special registries required by law or by the Internal Revenue Service (Servicio de Impuestos Internos) pursuant to article 68 of the Income Tax Law. The profits shall be distributed on the time mutually agreed by the partners.

Title V

Dissolution and liquidation

Article Tenth: The Company shall be dissolved by mutual agreement of the partners and by any other cause contemplated in the law.

Article Eleventh: The liquidation of the Company shall be carried out upon agreement by the partners. Should an agreement not be reached, the liquidation shall be made by the arbitrator appointed herein.

Title VI

Arbitration

Article Twelfth: Any difficulties that may arise between the partners or between one of them and the Company during the term of the contract or in connection with the liquidation of the Company, which relate to the validity, nullity, termination, performance, application, term, compliance, interpretation of this contract or to any other matter shall be resolved in sole instance by an arbitrator, who shall act summarily without the form of a lawsuit, and his decisions shall not be subject to further remedies which the parties waive herein, including the queja and casación,. By mutual agreement the partners shall appoint and arbitrator with domicile in Santiago, who shall act as a mixed arbitrator (árbitro arbitrador). If the parties fail to reach an agreement, each one of them shall appoint an arbitrator, both of them who jointly shall appoint a third arbitrator to resolve the matter.

Article Thirteenth: For all legal purposes arising out of this agreement, the parties fix their domicile in Santiago, Chile.